As filed with the Securities and Exchange Commission on August 20, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THIRD POINT REINSURANCE LTD.

(Exact name of registrant as specified in its charter)

Bermuda	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

The Waterfront, Chesney House 96 Pitts Bay Road Pembroke HM 08 Bermuda +1 441 542-3300	Not Applicable
(Address of Registrant’s Principal Executive Office)	(Zip Code)

THIRD POINT REINSURANCE LIMITED SHARE INCENTIVE PLAN

THIRD POINT REINSURANCE LTD. 2013 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Registered Agent Solutions, Inc.

99 Washington Avenue

Suite 1008

Albany, NY 12260

(888) 705-7274

(Name, address and telephone number of agent for service)

With copies to:

Steven J. Slutsky, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, New York 10022 (212) 909-6000	John R. Berger Chief Executive Officer Third Point Reinsurance Ltd. 96 Pitts Bay Road Pembroke HM 08 Bermuda +1 441 542-3300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Third Point Reinsurance Ltd. Share Incentive Plan	common shares, par value $0.10 per share	11,627,906 (2)	$13.21 (4)	$153,622,671	$20,954
Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan	common shares, par value $0.10 per share	10,000,000 (3)	$12.88 (5)	$128,800,000	$17,568

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s common shares that become issuable under the Third Point Reinsurance Ltd. Share Incentive Plan (the “Share Incentive Plan”) and Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan (the “2013 Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding common shares.
(2)	Represents 11,627,906 common shares reserved for issuance pursuant to outstanding and future awards under the Share Incentive Plan, 11,014,975 of which are subject to awards that were outstanding as of the date hereof. To the extent that any awards under the Share Incentive Plan are forfeited or lapse unexercised subsequent to the date of this Registration Statement, up to 11,627,906 common shares reserved for issuance pursuant to such awards will become available for issuance under the 2013 Plan. See footnote 3 below.
(3)	Represents 10,000,000 shares of common shares reserved for issuance pursuant to future awards under the 2013 Plan. To the extent that any awards outstanding under the Share Incentive Plan are forfeited or lapse unexercised or are not otherwise issued under the Stock Incentive Plan subsequent to the date of this Registration Statement, up to 11,627,906 shares of common shares reserved for issuance pursuant to the Stock Incentive Plan will become available for issuance under the 2013 Plan. See footnote 2 above.
(4)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $13.23, the weighted average price per share of outstanding option awards under the Share Incentive Plan with respect to 11,014,975 shares covering outstanding options and, for the remaining 612,931 shares, on the basis of $12.88 per share, which was the average of the high and low prices of the Registrant’s common shares on August 15, 2013 as reported by the New York Stock Exchange.
(5)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $12.88 per share, was the average of the high and low prices of the Registrant’s common shares on August 15, 2013 as reported by the New York Stock Exchange.

Part I

Information Required in the Section 10(a) Prospectus

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Third Point Reinsurance Ltd. (the “Company” or “Registrant”) with respect to its Third Point Reinsurance Ltd. 2013 Omnibus Incentive Plan (the “2013 Plan”), and its Third Point Reinsurance Ltd. Share Incentive Plan (the “Share Incentive Plan” and together with the 2013 Plan, the “Plans”) referred to on the cover of this Registration Statement. Information required by Part I to be contained in the Section 10(a) prospectus for each Plan is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Certain Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

(1)	the Registrant’s prospectus filed with the Commission on August 16, 2013 pursuant to Rule 424(b) under the Securities Act, relating to the Registration Statement on Form S-1 (File No. 333-189960); and

(2)	the description of the Registrant’s common shares contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36052) filed on August 8, 2013.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicate that all securities offered hereby have been sold or that deregister all securities then remaining unsold (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act), shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in this Registration Statement or a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 98 of the Companies Act 1981 of Bermuda (the “Bermuda Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favour or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Bermuda Companies Act.

In connection with the Registrant’s initial public offering, we have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Bermuda Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

Insofar as indemnification by us for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our bye-laws, or otherwise, we have been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Insurance. We maintain directors’ and officers’ liability insurance, which covers directors and officers of our company against certain claims or liabilities arising out of the performance of their duties.

Indemnification Agreements. We intend to enter into agreements to indemnify our directors and executive officers. These agreements will provide for indemnification of our directors and executive officers to the fullest extent permitted by applicable Bermuda law against all expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by us or in our right, arising out of such person’s services as our director or executive officer, any of our subsidiaries or any other company or enterprise to which the person provided services at our company’s request.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pembroke, Bermuda on August 20, 2013.

Third Point Reinsurance Ltd.

By:
/s/ John R. Berger
John R. Berger Chief Executive Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. Berger John R. Berger	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	August 20, 2013

/s/ J. Robert Bredahl J. Robert Bredahl	Chief Financial Officer and Chief Operating Officer (Principal Financial Officer)	August 20, 2013

/s/ Christopher S. Coleman Christopher S. Coleman	Chief Accounting Officer (Principal Accounting Officer)	August 20, 2013

* Christopher L. Collins	Director	August 20, 2013

* Steven E. Fass	Director	August 20, 2013

* Mary R. Hennessy	Director	August 20, 2013

* William Spiegel	Director	August 20, 2013

* Joshua L. Targoff	Director	August 20, 2013

* By:	/s/ J. Robert Bredahl
J. Robert Bredahl
Attorney in Fact

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibits

5.1	Opinion of Conyers Dill & Pearman Limited.

23.1	Consent of Ernst & Young, Ltd. Independent Registered Public Accounting Firm

23.2	Consent of Conyers Dill & Pearman Limited (included in Exhibit 5.1).

24.1	Powers of Attorney.